                            HOLLYWOOD THEATERS, INC.
                        HOLLYWOOD THEATER HOLDINGS, INC.
                           CROWN THEATRE CORPORATION
                    2911 TURTLE CREEK BOULEVARD, SUITE 1150
                              DALLAS, TEXAS  75219
                                 (214) 528-9500


                                                                January 16, 1998

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC  20549

                 RE: Amendment No. 1 to Registration Statement on Form S-4 filed January 8, 1998, SEC file No. 333-36763


                 It is hereby requested that the following Delaying Amendment be incorporated into the above-referenced Registration Statement:

                 "The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine."

                                        Very truly yours,

                                        HOLLYWOOD THEATERS, INC.



                                        By:  /s/ James R. Featherstone
                                             -----------------------------------
                                                  James R. Featherstone
                                                  Chief Financial Officer

                                        HOLLYWOOD THEATER HOLDINGS, INC.



                                        By:  /s/ James R. Featherstone
                                             -----------------------------------
                                                  James R. Featherstone
                                                  Chief Financial Officer

                                        CROWN THEATRE CORPORATION



                                        By:  /s/ James R. Featherstone
                                             -----------------------------------
                                                  James R. Featherstone
                                                  Chief Financial Officer